CONTACTS MEDIA: Timothy Miller (412) 762-4550 media.relations@pnc.com INVESTORS: Bryan Gill (412) 768-4143 investor.relations@pnc.com PNC Appoints Michael P. Lyons President PITTSBURGH, Feb. 20, 2024 – The PNC Financial Services Group (NYSE: PNC) today announced that its Board of Directors has unanimously appointed Michael P. Lyons president of the corporation and its wholly owned banking subsidiary, PNC Bank, National Association, effective immediately. Lyons will report to William S. Demchak who will continue in his current roles as Chairman and Chief Executive Officer of the corporation. PNC’s primary operating lines of business and the Regional Presidents Office will report to Lyons. “For more than a decade, Mike has been a vital leader in growing the firm and building expertise in service of our commercial and institutional clients,” said Demchak. “In his new role, he will be instrumental in further driving responsible growth across our franchise and strengthening PNC’s position as a leading national bank.” Lyons, 53, has been an Executive Vice President and Head of Corporate & Institutional Banking (C&IB) since he joined PNC in October 2011. During his tenure, Lyons helped lead PNC’s strategic acquisitions of RBC Bank (USA) (2012) and BBVA USA (2021) and spearheaded the national expansion of the company’s corporate businesses. Lyons has also been instrumental in building out PNC’s treasury management platform and expanding its suite of advisory capabilities and industry verticals. Prior to PNC, Lyons served as global head of corporate development and strategic planning for Bank of America. As part of his responsibilities, Lyons helped reposition Bank of America’s balance sheet and drive its growth strategy. He also led mergers and acquisitions, the private equity business, and investor relations for Bank of America. Previously, he served as a portfolio manager at investment advisor Maverick Capital where he focused on financial institutions globally. Lyons is a national trustee of the Boys & Girls Clubs of America, and currently serves as the board chair for the Pittsburgh Parks Conservancy. He is also a member of the board of directors of the University of Pittsburgh Medical Center (UPMC) and serves as chair of the Early Warnings Systems, LLC Management Committee. Lyons graduated from the University of Pennsylvania in 1993. The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com. # # # Exhibit 99.1